SEPARATION AND RELEASE AGREEMENT

1.Parties. This agreement (this "Agreement") is entered into among you, Kate Scolnick, (for yourself, your spouse, heirs, representatives, and assigns) Uointly, "You" or "you"). Owlet, Inc. ('Parent') and Owlet Baby Care, Inc. (the "Company" and, together with Parent, "Owlet") effective as of the 8th day following the date you sign this Agreement (the "Effective Date"). In no event shall you sign this Agreement prior to the Separation Date (as defined below) or more than forty-five (45) days after you receive a copy of this Agreement from Owlet.

2.Separation Date. You acknowledge that your last day of employment with Owlet will be September 6, 2024 or such earlier date you take any action that would constitute Cause (as defined in Parent's Executive Change in Control Severance Plan (the "CIC" Plan") (the "Separation Date").

3.Separation Benefits. Subject to this Agreement becoming effective and irrevocable on the Effective Date, you will receive the following (the "Separation Benefits"):

•26 weekly payments of $9014.42 (Equivalent to six months of your base salary and target bonus at the weekly rate) minus applicable federal and state withholding, to be paid in accordance with Owlet's usual payroll practice. Owlet will begin making these payments on the first regular pay date which occurs at least ten business days after the Effective Date, with the first such installment to include any installments that would have been paid had the Effective Date occurred on the Separation Date.

•In the event you timely elect to receive continued healthcare coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), Owlet will directly pay the full cost of continued healthcare coverage for you and your covered dependents under COBRA based on your coverage elections as of immediately prior to the Separation Date for the period commencing on October 1, 2024 and ending on the earlier of September 30, 2025 or the date on which you or your covered dependents become eligible for medical, dental, and vision coverage through another entity. Notwithstanding the foregoing, if (1) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A (as defined below) under Treasury Regulation Section 1.409A-1(a)(5), or (2) Owlet is otherwise unable to continue to cover you or your dependents under its group health plans without penalty under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining subsidy provided hereunder shall thereafter be paid to you in substantially equal monthly installments. After Owlet ceases to pay premiums pursuant to the preceding sentence, you may, if eligible, elect to continue healthcare coverage at your expense in accordance with the provisions of COBRA.

You agree to promptly notify Owlet should you become eligible for medical, dental, and vision coverage through another entity, after which time payment under this section shall cease. If you fail to complete the appropriate COBRA paperwork and your insurance coverage lapses as a result, you agree that you will not hold Owlet liable for any benefit coverage or benefits lost, or for any other damages that may result. If you have any question regarding your insurance coverage, you understand that you should contact peoplesupport@owletcare.com; and

•Subject to any required tax withholding, retention of your company equipment, specifically your laptop, keyboard, monitors, and mouse. Any other property remains the property of Owlet;

•Each Parent equity award held by you, including each stock option and award of restricted stock units, shall vest and, if applicable become exercisable, as of the Separation Date. Any vested stock options held by you that remain unexercised on the three-month anniversary of the Separation Date shall thereupon automatically terminate; and

•Receive executive outplacement services through an outplacement service provider selected by Owlet.

•In the event a Change of Control closes within three months following the Separation Date, then the Company will thereupon pay to you an amount equal to
$50,000, which constitutes the difference between the target bonus being paid to you under the first bullet of this Section 3 and your prorated target bonus for 2024 based on your Separation Date.
You understand that the Separation Benefits in this paragraph are conditioned on you signing this Agreement after your Separation Date but signing no later than forty-five (45) days after you received this Agreement and this Agreement becoming irrevocable on the eighth (8th) day after you sign the Agreement.

4.General Release. In exchange for the Separation Benefits described in Paragraph 3 above, you are waiving and releasing the "Released Parties" (defined below) from any and all known or unknown claims and causes of action you have or may have, as of the day you sign this Agreement, arising out of your employment with Owlet, including your separation from employment. The claims you are releasing include, but are not limited to, the following:

•claims, actions, causes of action, rights, or liabilities arising under Title Vil of the Civil Rights Act, the Age Discrimination in Employment Act ("ADEA''), the Employee Retirement Income Security Act of 1974, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, the National Labor Relations Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Lilly Ledbetter Fair Pay Act, the California Fair Employment and Housing Act, the California Family Rights Act, the California Equal Pay Act, the California Industrial Welfare Commission Wage Orders, the California Business & Professions Code Section 17200 et seq., the California Labor Code (except for Section 2802 and the provisions relating to Workers' Compensation), and any other federal, state, county, municipal, or local employment discrimination statutes (including, but not limited to, claims based on age, sex, race, religion, national origin, marital status, sexual orientation, ancestry, harassment, parental status, handicap, disability, height, weight, retaliation, and veteran status);

•claims, actions, causes of action, rights, or liabilities arising under any other federal, state, county, municipal, or local statute, law, ordinance, or regulation;

•all claims that you have been adversely affected by a discriminatory pay decision or other discriminatory practice, including claims that compensation you received has been reduced because of discrimination based on gender, race, national origin, age, or disability, as well as any claim that the gross severance amount

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referenced in Paragraph 3 above has been reduced because of such discrimination;

•except as otherwise provided under Paragraphs 3 and 7 of this Agreement, all claims to any payment or regarding the calculation of your payment under any bonus, incentive compensation, or vacation program offered by Owlet;

•any rights to become a member of any class in a case in which claims are asserted against Owlet that relate in any way to your employment or your separation from employment with Owlet. If you are made a member of a class in any proceeding, you will opt out of the class at the first opportunity (and/or not opt in);

•any other claim whatsoever including, but not limited to, claims for severance pay, breach of contract, promissory estoppel, wrongful termination, defamation, intentional infliction of emotional distress, tort, personal injury, invasion of privacy, violation of public policy, negligence, bad faith, plus any other common law, statutory, or other claim whatsoever arising out of or relating to your employment with and separation from employment with Owlet or any other Released Parties; and

•any right to recovery of any remedy (including, but not limited to, costs or attorney fees) obtained by any government agency that assumes jurisdiction over any claim, action, cause of action, right, or liability that is released by this Agreement.
5.WAIVER OF UNKNOWN CLAIMS. YOU ACKNOWLEDGE THAT YOU HAVE BEEN ADVISED OF AND ARE FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS::

"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY."

BEING AWARE OF SAID CODE SECTION, YOU HEREBY EXPRESSLY WAIVE ANY RIGHTS YOU MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OR SIMILAR EFFECT.

6.Section 409A of the Code. This Agreement is intended, to the greatest extent permitted under law, to fall within the short-term deferral or separation pay exemption provided in Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other interpretative guidance issued thereunder ("Section 409A") such that no benefits or payments under this Agreement are subject to Section 409A. Notwithstanding anything herein to the contrary, the timing of any payments under this Agreement shall be made consistent with such exemption. Executive's right to receive a series of installment payments under this Agreement, if any shall be interpreted in accordance with Section 409A, including without limitation any such regulations or other guidance that may be issued after the Separation Date. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A; provided, however, that this paragraph shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A, such reimbursements shall be paid to you no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect

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the amount eligible for reimbursement in any subsequent year, and Executive's right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

7.Exclusions From General Release. Excluded from the General Release above are: (i) any claims which you may make under state workers' compensation or unemployment laws; and (ii) ANY RIGHTS WHICH BY LAW YOU CANNOT WAIVE, such as but not limited to the right to enforce this Agreement or to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities Exchange Commission, the California Department of Fair Employment and Housing, or any other federal, state, or local governmental agency or commission ("Government Agencies"). You further understand that this Agreement does not limit your ability to (i) initiate, testify, assist, comply with a subpoena from or participate in any manner with an investigation conducted by the appropriate local, state, or federal agency; or (ii) file or disclose any facts necessary to receive unemployment insurance, Medicaid, or other public benefits; or (iii) communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to Owlet. This Agreement also does not limit your rights to receive an award for information provided to any Government Agency. Additionally, nothing in this Agreement (including the Non-Disclosure of Confidential Information and Non-Disparagement provisions in Paragraphs 11 and 13) shall be construed to interfere with your right to (i) testify truthfully in any legaI proceeding, including, but not limited to, responding to inquiries by a Government Agency, (ii) testify before an administrative, legislative, or judicial proceeding pursuant to a court order, subpoena, or written request from an administrative agency concerning alleged criminal conduct or alleged sexual harassment on the part of any party to this Agreement, or their agents or employees, (iii) disclose factual information (other than the amount of any settlement) related to any claim in a civil or administrative action regarding sexual assault and/or sex-based harassment, sex-based discrimination, or retaliation for reporting harassment or discrimination based on sex. Further, nothing within this Agreement shall be construed to in any way restrict or impede you from exercising your rights under Section 7 of the National Labor Relations Act.

8.Released Parties. The term "Released Parties" includes Owlet and Owlet's past and present employees, directors, officers, shareholders, owners, agents, partners, insurers, attorneys, successors, executors, and representatives of any kind. The term "Released Parties" also includes Owlet's parent, subsidiary, and affiliated companies and their past and present employees, directors, officers, shareholders, owners, agents, partners, insurers, attorneys, successors, executors, and representatives of any kind.

9.Employee Acknowledgments. You also agree that you: (i) have been paid all monies owed for all hours worked through the last payroll period ending before you sign this Agreement; (ii) have been paid for all unused vacation accrued through the last payroll period that ended before you sign this Agreement; (iii) have received all Family Medical Leave Act leave or other leave which you requested and for which you were eligible under law and/or Owlet policy; (iv) have not suffered any on-the-job injury for which you have not already filed a claim; and (v) have communicated in writing to Owlet management any facts, theories, or other information which you believe show or may show that Owlet or its representatives have violated federal, state, or local tax law, or any other law.

10.Return of Employer Property. Except as provided in Paragraph 3 above, within seven
(7) days of your Separation Date, you must return to Owlet all Owlet property in your possession or control, including, but not limited, to crediUcalling cards, cell phone, applicable information technology equipment, pager, pda/Blackberry, parking tag, documents, and records. You further agree that you will not keep, transfer, or use any copies or excerpts of the above items.

11.Cessation of Benefits. Except as expressly provided otherwise in this Agreement, all of your Owlet employee benefits shall cease September 30, 2024, with the exception of life/disability benefits which end on your Separation Date. You will be eligible to elect continued health insurance coverage under COBRA if you have chosen benefits under Owlet's plans.

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12.Non-Disclosure of Confidential Information. You also acknowledge that, in your position with Owlet, you may have had access to Owlet's confidential information, including, but not limited to, confidential financial records; financial and other plans; marketing methods and systems; advertising strategies and methods; strategic plans; manufacturing and distribution methods and systems; databases; payroll information; customer/client lists or customer/client contact information, including information on customer/client needs, preferences, use of Owlet's products and services, and pricing; warranty information; information regarding suppliers; reports prepared by consultants; training materials; management and administrative systems; and other business information (collectively and separately, "Confidential Information"). You acknowledge that Owlet has a legitimate business interest in preventing use of and disclosure of its confidential and proprietary information, customer and vendor lists, customer contact information, training materials, and techniques, and in fostering, developing, and preserving its relationship with its current and prospective clients, vendors, and customers and in preserving its customer and vendor goodwill. You agree not to use or disclose such Confidential Information to any third parties for so long as it remains confidential to the public or for twenty-four (24) months after execution of this Agreement, whichever time period is shorter. To the extent any of the Confidential Information is a trade secret under any applicable trade secret law, including state trade secret laws, the statutory or common law on trade secrets will be applicable to and control the protection (including the length of protection) afforded the trade secret.

13.Cooperation in Future Legal Matters. You further agree, from and after your Separation Date, to make yourself available to Owlet, its legal counsel, and other advisors to provide reasonable cooperation and assistance to Owlet with respect to areas and matters in which you were involved during your employment, including any threatened or actual investigation, regulatory matter, and/or litigation concerning Owlet, and to provide to Owlet, if requested, information and other assistance relating to ongoing matters of interest to Owlet. Barring a legal prohibition to the contrary, you further agree to notify Owlet immediately if you are contacted by any third party related to such threatened or actual investigation, regulatory matter, and/or litigation concerning Owlet. In these events, Owlet will take into consideration your personal and business commitments, give you as much advance notice as is reasonably possible, and ask that you be available only at such time or times as are reasonably convenient to you and Owlet. Owlet agrees to reimburse you for the reasonable out-of-pocket expenses you incur as a result of your complying with this provision, subject to your submission to Owlet of documentation substantiating such expenses as Owlet may require.

14.Mutual Non-Disparagement of Employer. You further agree that, subject to Paragraph 7 of this Agreement, from the date on which you sign this Agreement forward, you shall not take any actions or make any verbal or written statements to the public, future employers, current, former, or future employees of Owlet, or any other third party which may reflect negatively on Owlet, its affiliates, or its officers, directors, managers, employees, products, services, or business practices, except as may be permitted by law. You also represent and warrant that you have not taken any such actions or made any such statements up until the date on which you sign this Agreement.

Owlet agrees that, subject to applicable law, from the date on which this Agreement was delivered to you, Owlet shall not, and shall instruct their officers and directors to not, take any actions or make any verbal or written statements to the public, future employers, current, former, or future employees of Owlet, or any other third party which may reflect negatively on you. Owlet represents and warrants that they have not taken any such actions or made any such statements up until the date this Agreement was delivered to you.

15.Non-Admissions. The fact and terms of this Agreement are not an admission by Owlet of liability or other wrongdoing under any law or otherwise.
16.Additional Employee Acknowledgments. You also agree that:

•you are entering into this Agreement knowingly and voluntarily;

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•you have been advised by this Agreement to consult with an attorney before signing this Agreement;

•you understand you may take up to forty-five (45) days after receiving this Agreement to consider it before signing; however, if you are under forty (40), you have twenty-one (21) days to consider, rather than forty-five (45);

•you are not otherwise entitled to the separation pay and other benefits described in Paragraph 3 of this Agreement; and

•If you are forty (40) or over, Owlet has attached, as Exhibit A, a disclosure of certain information provided pursuant to the Older Workers Benefit Protection Act.

17.Revocation/Payment. After you sign this Agreement, you will have seven (7) days to revoke it if you change your mind. If you want to revoke the Agreement, you should deliver or email a written revocation to Seth Niederhauser at sniederhauser@owletcare.com within seven (7) days after you sign it. If you timely deliver and do not timely revoke this Agreement, you will receive the Separation Benefits described in Paragraph 3 above.

18.Entire Agreement. You acknowledge that this Agreement constitutes and reflects the entire agreement regarding your separation from employment with Owlet and that it supersedes any prior agreement or understanding, written or unwritten, regarding your separation from employment with Owlet, except if you are subject to any separate obligation to Owlet that restricts your post-separation employment activities.

19.Choice of Law/Severability. This Agreement shall be governed, construed, and enforced in accordance with the laws of the state where you reported to work while employed with Owlet. If any part of this Agreement is found to be invalid, the rest of the Agreement will remain in full force and effect.

20.Effective Date. You agree that this Agreement and your entitlement to any benefits under this Agreement do not become effective until signed by both Parties and the revocation period in Paragraph 16 has expired.

Kate Scolnick	Owlet, Inc. and Owlet Baby Care, Inc. /s/ Kurt Workman Signature BY: Kurt Workman TITLE: Chief Executive Officer DATE: July 9, 2024
/s/ Kate Scolnick Signature DATE: July 9, 2024

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